Exhibit 6.4

Member FINRA, SIPC

17 State Street, New York, NY 10004

PLACEMENT AGENT AGREEMENT

April 19, 2023

William T. Baker, CEO

Baker Global Asset Management Inc.

750 Veterans Memorial Highway, Suite 210

Hauppauge, NY 11788

E-Mail: wbaker@benjaminsecurities.com	Website: www.benjaminsecurities.com

This Placement Agent Agreement (this “Agreement”) supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. This is a Confidential Agreement and may only be viewed by the intended recipients and their legal and accounting representatives. Baker Global Asset Management Inc., which includes its subsidiaries and affiliates (the “Company”) is strictly prohibited from reproducing or disseminating this Agreement without the prior written consent of Alexander Capital, L.P. (“Alexander Capital”). Notwithstanding the foregoing, upon execution, Alexander Capital consents that this Agreement will be summarized and included as an exhibit in an offering statement or any other required or advisable filing with the SECURITIES AND EXCHANGE COMMISSION (“SEC”).

1.	Engagement; Term of Engagement. Subject to and in accordance with the terms set forth herein, the Company hereby engages Alexander Capital to render the investment banking services to the Company set out herein on an exclusive basis for the twelve-month period (the “Engagement Period”) commencing on April 19, 2023 (the “Engagement Date”).

2.	Regulation A Offering.

a.	The engagement of Alexander Capital includes the engagement of Alexander Capital as a placement agent and a qualified institutional underwriter (as defined within FINRA Rule 5121(a)(2)) in connection with a proposed best-efforts offering (the “Reg A Offering” or “Offering”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the Reg A Offering, the Company may offer shares of common stock (the “Shares” or “Securities”).

b.	Alexander Capital will seek to assist the Company to raise capital in the Reg A Offering through the sale of Securities to both accredited investors and institutional investors. Alexander Capital and the Company expect the Reg A Offering will result in gross proceeds to the Company of up to five million dollars ($5,000,000). The actual terms and amount of the Offerings will depend on market conditions, and will be subject to negotiation between the Company, Alexander Capital and the prospective investors. The Company expressly acknowledges that: (i) the Offering will be undertaken on a “best efforts” basis, (ii) Alexander Capital will not be required to purchase any Securities from the Company, and (iii) the execution of this Agreement does not constitute a commitment by Alexander Capital to consummate any transaction contemplated hereunder and does not ensure a successful Offering or the ability of Alexander Capital to secure any financing on behalf of the Company.

3.	Alexander Capital Services and Due Diligence. During the Engagement Period, Alexander Capital shall provide the Company with such regular and customary investment banking services as is reasonably requested by the Company including, but not limited to, the following:

Services:

a.	Review and comment on the Offering Materials (as defined below);

b.	Identify potential investors (“Investors”);

c.	Contact potential Investors that may be provided by the Company to Alexander Capital as well as accredited, strategic, and institutional Investors identified by Alexander Capital to discuss the Reg A Offering and solicit investment in the Reg A Offering;

d.	Act as the Company’s placement agent and qualified institutional underwriter (with or without co-placement agents, selected dealers or other co-brokers, as determined by Alexander Capital in consultation with the Company) for the Reg A Offering;

e.	With respect to each Investor that Alexander Capital introduces to the Company or the Company introduces to Alexander Capital for investment (“Introduced Investors”), the Company and Alexander Capital will review the completed Investor subscription documents including subscription agreements that will include investor qualification questionnaires; after review and acceptance by the Company and Alexander Capital, Alexander Capital will assist with qualifying investors, including, but not limited to, conducting Know Your Customer and Office of Foreign Assets Control (OFAC) checks, confirming anti-money laundering (AML) compliance, and performing suitability reviews on each Introduced Investor;

f.	Gather additional information or clarification from prospective investors, working as necessary with Company and/or their agent;

g.	Provide Company with prompt notice for Subscription Agreements that cannot be accepted;

h.	Assist Company in transmitting investor payment information to Introduced Investors, including but not limited to following up as to investment funds receipt by the Company;

i.	Assist Company in transmitting the purchase information data to VStock Transfer, LLC, the Company’s transfer agent;

j.	Review Company procedures for the Reg A Offering provided by Company’s legal counsel;

Due Diligence:

k.	Review the Company’s business plan, financial model and marketing materials;

l.	Conduct additional due diligence which shall include a business review, interviews with key management, review of information regarding the Company, capital structure, historical ﬁnancial statements, management background, use of funds, timelines, budgets, intellectual property, technology, management systems and market position and which may include site visit(s) as appropriate;

m.	Maintain a due diligence file on the Reg A Offering for review by the SEC and/or the Financial Industry Regulatory Authority (“FINRA”);

n.	Review the Company’s legal filings associated with the Reg A Offering in which Alexander Capital has participated.

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4.	Exclusivity. During the Engagement Period, the Company and its affiliates agree not to solicit, negotiate with or enter into any agreement with any placement agent, financial advisor, or any other person or entity in connection with a Reg A offering of the Company’s Securities. The Company acknowledges that Alexander Capital may ask other FINRA and SEC member broker-dealers to participate as co-placement agents, selected dealers or co-brokers for the Reg A Offering and upon appointment of any such co-agent, such co-agent shall automatically receive the benefits of this Agreement, including the indemnification rights provided for herein and, if requested, the Company will execute a co-agency agreement that confirms that such co-agent is entitled to the benefits of this Agreement, including the indemnification rights provided for herein. The Company will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any co-agents retained by Alexander Capital that are in excess of the fees and expense reimbursement provided for in this Agreement.

5.	Company Deliverables. Prior to and in connection with the Offerings, the Company shall:

a.	Provide Alexander Capital completed Directors and Officers questionnaires which will include background checks of key employees, officers, directors and affiliates of the Company and any additional reasonable diligence information pertaining to the Company including but not limited to its legal structure, capital structure, historical financial information, liabilities and government and business approvals as required by law and regulatory authorities;

b.	Provide Alexander Capital all information reasonably requested by Alexander Capital;

c.	Coordinate with Alexander Capital to prepare a plan for a general solicitation and copies of all marketing and other materials to be used in connection with its general solicitation, which shall be subject to prior approval by the Company’s counsel as well as Alexander Capital and its counsel, only to the extent required by Alexander Capital to obtain FINRA regulatory approval required for brokerage services;

d.	Provide Alexander Capital with the materials required to be filed with FINRA under FINRA Rule 5110 in connection with the Reg A Offering;

e.	Provide Alexander Capital with audited financial statements for each of the Company’s last two completed fiscal years prepared in accordance with US GAAP, financial model and such other related materials as may be requested by Alexander Capital;

f.	Provide Alexander Capital with a customary opinion of counsel in connection with the Reg A Offering;

g.	Provide Alexander Capital with a Form 1-A Offering Statement in connection with the Regulation A Offering and such other related information and documentation as is prepared by the Company with such transaction documents, exhibits and supplements as may from time to time be required or appropriate in connection with the Offering (the “Offering Materials”) and give Alexander Capital the opportunity to comment on the Offering Materials and discuss the same with the Company.

Subsequent to closing of each and any sale of Securities in an Offering(s), the Company shall:

h.	Use commercially reasonable efforts to maintain and execute an active investor relations program for a period of twelve (12) months following the completion of any of such Offering(s);

i.	Provide Alexander Capital with, for a period of not less than twelve (12) months from the closing of any Offering(s), timely quarterly statements setting forth the Company’s operations and financial position (including balance sheet, profit and loss statements and data regarding outstanding purchase orders) as is regularly prepared by management of Company, except to the extent publicly filed with the SEC.

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6.	Fees and Expenses.

a.	Placement Fee. At the closing of each and any sale of Securities in the Reg A Offering, the Company shall pay Alexander Capital or its designees a cash fee equal to six percent (6%) of the gross proceeds from the Reg A Offering.

b.	Fees, Expense and Legal Expense Reimbursement. The Company shall reimburse Alexander Capital for all fees, disbursements and expenses in connection with the proposed Offering in an amount not to exceed $100,000, including the reasonable fees, costs and disbursements of its legal counsel in an amount not to exceed an aggregate of $50,000. All incurred expenses shall be preapproved and prepaid by the Company, including due diligence expenses. The Company shall further deliver to Alexander Capital $10,000 as an advance to be applied towards the accountable expenses. In the event this Agreement shall terminate prior to the consummation of the Offering, the advance received against reasonable out-of-pocket expenses incurred in connection with the Offering will be returned to the Company to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

c.	Non-Accountable Expenses. The Company shall pay Alexander Capital a success-based non-accountable expense allowance in the amount of one (1%) of the gross proceeds of the Offering, at the closing of the Offering.

d.	Right of First Refusal. Following the closing of the Offering, Alexander Capital shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of twelve (12) months after the closing date, to act as sole investment banker, sole book-runner, and/or sole placement agent, at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to Alexander Capital for such Subject Transactions. Alexander Capital shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, during such 12 month period the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of Alexander Capital.

e.	Lock-Up Restrictions: The Company shall execute and cause each executive officer, director and 5% or greater stockholder of the Company to execute lock-up agreements, for a period of 360 days commencing from the date of the closing of the Offering.

7.	Notification for Financing. During the Engagement Period, the Company agrees that it will not undertake or consummate any offering, whether equity or debt securities, without first providing to Alexander Capital advance written notification of such Offering.

8.	Tail Period. If, during the 18-month period after the expiration or termination of this Agreement, the Company consummates any public or private offering or other financing or capital-raising transaction of any kind with any party introduced to the Company by Alexander Capital during the Engagement Period, then the Company shall pay Alexander Capital the full consideration to which Alexander Capital would have been entitled to hereunder had this Agreement not expired or been terminated.

9.	Use of Alexander Capital Information. The Company acknowledges that all opinions and advice (written or oral) given by Alexander Capital to the Company in connection with Alexander Capital’s engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced or disseminated any time, for any purpose, nor may the Company use Alexander Capital’s name in any annual reports or any other reports or releases of the Company without Alexander Capital’s prior written consent, which is deemed to be granted hereby to the extent required to be disclosed in any filing with the SEC made in connection with the Reg A Offering. Subject to compliance with applicable securities laws, Alexander Capital will publicize its engagement with the Company and the Reg A Offering on its website, which will include a business description of the Company and use of the Company’s logo.

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10.	Accurate Information Provided by the Company; Representations and Warranties.

a.	The Company acknowledges that in performing its services under this Agreement, Alexander Capital will rely upon the data, material and other information supplied by the Company to Alexander Capital without Alexander Capital independently verifying the accuracy, completeness or veracity of such information and the Company agrees to provide truthful and accurate information to Alexander Capital and the Investors.

b.	The Offering Materials will be in a form customary for offerings under Regulation A using the “Offering Circular” format of Form 1-A and acceptable to Alexander Capital, who shall be afforded the opportunity to review and comment on the Offering Materials. The Company represents and warrants that the Offering Materials: (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors and legal counsel; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements therein or statements previously made not misleading. The Company will advise Alexander Capital immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

c.	Alexander Capital retains the right to continue to perform due diligence during the Engagement Period.

d.	The Company agrees that it will enter into a securities purchase agreement, subscription agreement or other customary agreements with Investors in connection with the Reg A Offering, and that Company counsel will issue an opinion letter with respect to the transaction in the form required to be filed with the SEC.

e.	The Company further agrees that Alexander Capital may rely upon, and shall be a third-party beneficiary of, the representations and warranties and applicable covenants and agreements made to the Investors in connection with the Offerings.

11.	Independent Contractor. Alexander Capital shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is understood and agreed to by the parties hereto that Alexander Capital shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

12.	Indemnification; Confidentiality. The Company agrees to indemnify Alexander Capital and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference. These provisions will apply regardless of whether any Offering is consummated.

13.	Limitation on Liability. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither Alexander Capital nor its affiliates, and the respective officers, directors, employees, agents, and representatives of Alexander Capital, its affiliates and each other person, if any, controlling Alexander Capital or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to Alexander Capital hereunder.

14.	Announcement of Offerings. If the Reg A Offering is consummated, Alexander Capital may, at its own expense, place a customary announcement on its website, portal, periodicals, or marketing materials as Alexander Capital may desire announcing the closing of the Offerings, the name of the Company, the securities issued and the gross proceeds of the Offerings. The parties agree that any such announcement will be subject to SEC and FINRA regulations.

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15.	Other Engagements. Nothing in this Agreement shall be construed to limit the ability of Alexander Capital or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company. The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Appendix II of this Agreement.

16.	Governing Law; Consent to Jurisdiction; Trial by Jury. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York State Court, or in the United States District Court, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it in the New York State Court or the United States District Court. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding, or claim. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and Alexander Capital hereby irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.	Failure to Pay. In the event that the Company shall fail to pay to Alexander Capital any fee or expense reimbursement due hereunder as and when due, interest shall accrue on such amount at the rate of twelve percent (12%) per annum. The Company shall be obligated to pay to Alexander Capital all expenses of every kind and nature incurred in the enforcement of this Agreement or any of its rights hereunder, including but not limited to, reasonable out-of-pocket attorneys’ fees, and hereby agrees to pay to Alexander Capital on demand the amount of any and all such expenses.

18.	Notification. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if (a) hand-delivered, (b) sent postage prepaid by registered mail, return receipt requested, or (c) sent by facsimile or email (with confirmation of transmission), to the respective parties at their addresses first set forth above, or to such other address as either party may notify the other in writing.

19.	Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. The Company may not assign this Agreement nor its rights or obligations hereunder without Alexander Capital’s prior written consent. Alexander Capital may not assign this Agreement nor its rights or obligations hereunder without the Company’s prior written consent; provided, however, that Alexander Capital shall have the right to assign this Agreement and its rights and obligations hereunder without the need to obtain the consent of the Company in the event of any business combination or sale of all or substantially all of the assets of Alexander Capital.

20.	Miscellaneous. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto. The representations, warranties and covenants set forth herein shall survive for a period of 12 months following the expiration or termination of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. This Agreement contains the entire agreement between the Company and Alexander Capital concerning the subject matter hereof and supersedes any prior understanding or agreement with respect thereto.

Signature Page Follows

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If the foregoing correctly sets forth the understanding between Alexander Capital and the Company, please so indicate your agreement by signing in the place provided below, at which time this Agreement shall become a binding contract.

Sincerely,

Alexander Capital, L.P.

By:	/s/ Jonathan Gazdak
Jonathan Gazdak
Managing Director

Accepted and Agreed,
Baker Global Asset Management Inc.

By:	/s/ William T. Baker
William T. Baker, CEO

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APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

The Company agrees to indemnify and hold harmless Alexander Capital and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Alexander Capital and each such person being a “Alexander Capital Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Alexander Capital Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Alexander Capital of the services contemplated by or the engagement of Alexander Capital pursuant to, this Agreement and will promptly reimburse such Alexander Capital Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Alexander Capital Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Alexander Capital Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Alexander Capital’s willful misconduct or gross negligence. The Company also agrees that no Alexander Capital Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Alexander Capital pursuant to, or the performance by Alexander Capital of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Alexander Capital’s willful misconduct or gross negligence. Alexander Capital agrees to indemnify and hold harmless the Company and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (the Company and each such person being a “Company Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Company Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the willful misconduct or gross negligence of Alexander Capital in performing the services contemplated under this Agreement and will promptly reimburse such Company Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such claim, action or proceeding is initiated or brought by Alexander Capital. Alexander Capital will not be liable to such Company Indemnified Party under the foregoing indemnification and reimbursement provisions for any settlement by a Company Indemnified Party effected without Alexander Capital’s prior written consent (not to be unreasonably withheld).

Promptly after receipt by an Alexander Capital Indemnified Party or a Company Indemnified Party (each an “Indemnified Party”) of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company or Alexander Capital, as the case may be, of the commencement thereof, the Company or Alexander Capital, as applicable, may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company or Alexander Capital, as applicable, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company or Alexander Capital, as applicable, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company or Alexander Capital, as applicable, that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company or Alexander Capital, as applicable, and the Indemnified Party (in which case the Company or Alexander Capital, as applicable, will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company or Alexander Capital, as applicable, has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company or Alexander Capital, as applicable; provided, further, that in no event shall the Company or Alexander Capital, as applicable, be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company or Alexander Capital, as applicable, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

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If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Alexander Capital on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Alexander Capital, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Alexander Capital of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Alexander Capital under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that Alexander Capital shall not be required to contribute any amount in excess of the amount by which fees paid to Alexander Capital hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Alexander Capital has otherwise been required to pay.

The Company agrees that without the prior written consent of Alexander Capital, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Alexander Capital or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Alexander Capital on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

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APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY.

Capitalized terms used in this Appendix shall have the meanings ascribed to such terms in the Agreement to which this Appendix is attached.

In connection with the activities of Alexander Capital on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the “Agreement”), the Company will furnish Alexander Capital with all financial and other information regarding the Company that Alexander Capital and the Company reasonably believes appropriate to its engagement (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the “Confidential Information”). The Company will provide Alexander Capital with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Company. The Company recognizes and agrees that Alexander Capital (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Alexander Capital will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Confidential Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Alexander Capital is legally required to make disclosure of any of the Confidential Information, Alexander Capital will: (i) give prompt notice to the Company prior to such disclosure, to the extent that Alexander Capital can practically do so, (ii) reasonably assist the Company at the Company’s cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose. So long as Alexander Capital identifies to the Company which portion of the Confidential Information will be made public to the Introduced Investors before disclosing such portion of the Confidential Information to the Introduced Investors and gives the Company a reasonable opportunity to object to such disclosure, Alexander Capital will not be in breach of its confidentiality obligations hereunder. Alexander Capital will not disclose any Confidential Information publicly through its technology platform that the Company does not desire to make public.

The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by Alexander Capital or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third-party source who is not known to be under a confidentiality obligation.

Notwithstanding the foregoing, Alexander Capital, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC or similar state regulatory agencies, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Company.

Nothing in this Agreement shall be construed to limit the ability of Alexander Capital or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

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